Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

NEW YORK, N.Y., February 23, 2007 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced fourth-quarter 2006 earnings per diluted share of $0.46 compared to $0.11 in fourth-quarter 2005 and $0.41 in fourth-quarter 2004.  Full-year EPS was $1.06, reflecting new stock-based compensation expense of $7.6 million, or $0.05 per share on an after-tax basis.   This compares to 2005 EPS of $1.08, which benefited from special items discussed below.   Excluding these special items, 2005 earnings per diluted share would have been $0.88.

On August 31, 2006, the Company acquired WKCF-TV, the CW affiliate serving Orlando, creating a duopoly with WESH-TV, the Company’s NBC affiliate there.

Results for the Quarter Ended December 31, 2006 vs. December 31, 2005

For the quarter ended December 31, 2006, total revenue increased 22.0% to $234.4 million from $192.0 million for the quarter ended December 31, 2005.  Political revenue, which was a record for the period, increased by $42.7 million, to $49.6 million. Retransmission consent revenue and net digital-media revenue also increased, by $3.1 million and $5.2 million, respectively.  These increases were partially offset by a $1.9 million decrease in network compensation.  Digital media operating expenses of $3.3 million and $1.8 million in stock-based compensation expense were new expense items in the fourth quarter of 2006.  Adjusted EBITDA, a non-GAAP financial measure, increased 28.0% to $102.8 million compared to $80.0 million, and income applicable to common shareholders was $44.1 million, compared to $9.9 million for fourth-quarter 2005.  Fourth quarter 2005 results reflected a non-cash charge of $29.2 million to reduce the carrying value of intangible assets of the Company’s hurricane-affected New Orleans station.

Results for the Year Ended December 31, 2006 vs. December 31, 2005

For the year ended December 31, 2006, total revenue increased 11.0%, to $785.4 million from $706.9 million in 2005.  Net political advertising revenue was a record $88.0 million compared to $12.4 million in 2005 and $86.7 million in 2004, consistent with the recurring, cyclical pattern of political advertising.  The Company’s 10 NBC affiliates generated $17 million in net advertising revenue associated with the Winter Olympics in Torino in the first quarter.  Digital media operating expenses of $10.1 million and $7.6 million in stock-based compensation expense were new expense items in 2006. Adjusted EBITDA was $287.9 million, compared to $258.4 million.  Income applicable to common shareholders was $98.7 million, or $1.06 per diluted share, compared to $100.2 million, or $1.08 per diluted share, for 2005.  The 2005 results give effect to the aforementioned special items, which consisted of $37.4 million of tax benefits, partially offset by a $29.2 million non-cash impairment charge related to the New Orleans station.

Commenting on the year, David Barrett, President and Chief Executive Officer said, “Our Company’s strong fourth quarter results contributed to a year of solid financial performance.  Operating results were fueled by a record level of political spending in the fourth quarter and for the full year, enabling many of our local stations to achieve record revenue and cash flow levels in 2006.  Our ongoing focus on localism, news leadership, and the ratings optimization of syndicated and network programming enabled our stations to capture superior audience ratings and leading revenue shares in 2006.

“And we continue to be encouraged by the burgeoning growth of our digital media efforts.  In 2006 our local Websites generated 1.3 billion page views and 38 million video streams by an average 4 million monthly unique visitors, clearly validating our efforts to build-out a new medium that extends our local station brands, and serves a new generation of on-demand media consumers.  Our strong local television business is enabling and funding exciting new opportunities in digital media, which should be key growth drivers for our Company.  We are accelerating these efforts, focusing on video broadband initiatives, television multicasting products and mobile distribution of our proprietary content, and we have reorganized our management structure to encourage and support growth objectives.

“Extraordinary political spending in 2006 helped to offset some continuing weakness in the automotive category, particularly in respect to domestic manufacturers,” Barrett noted.  “It is clear that the political category is highly reliable, albeit cyclical in nature, and continues to be a positive catalyst for our Company.  It is already apparent that this category will be quite buoyant in 2008 for stations and companies, like ours, that are built on a bedrock of localism and news leadership.

“Our Company is advantaged by our enduring local brand franchises, popular information and entertainment content, and superior scale and distribution — now extending from on-air to on-line to on-demand.  Our talented local management teams continue to achieve sound fundamentals — market share, high margins, and free cash flow — all of which support our very strong balance sheet.

“We are pleased with our many accomplishments in 2006, and confident that the steps we take in 2007 will further position our Company for growth in 2008 and beyond,” Barrett concluded.

Liquidity and Capital Resources

Harry Hawks, Executive Vice President and Chief Financial Officer said, “The Company’s strong financial position and continued healthy cash flow have supported our efforts to invest in our core business, pursue new strategic initiatives and return capital to stakeholders while preserving financial flexibility and liquidity.  After investing in our business, acquiring a television station for $217.5 million and returning $39 million of capital to stakeholders — we finished the year with no increase in our debt.

“As noted, we continued to invest in the future of our business:

•                  We acquired WKCF-TV, creating our fourth television duopoly;

•                  funded $64.2 million of capital expenditures, including upgrades at our larger stations to enable them to originate newscasts and other local programming in high definition as well as to support IT infrastructure, building renovations, and the integration of WKCF into our WESH facility; and

•                  funded $10.6 million of strategic investments.

“In addition, we returned capital to stakeholders while conservatively managing our balance sheet:

•                  We paid $26 million in dividends on our Common Stock;

•                  paid $9.8 million in dividends on our Convertible Preferred securities issued by our Capital Trust; and

•                  repurchased 129,150 shares for $2.8 million.

2007 Outlook

“For 2007,” Hawks added, “we anticipate total revenue in the range of $754 million to $778 million, once again reflecting the normal cyclical pattern of an odd-numbered year lacking Olympics and largely lacking political advertising.”

The following table reflects the Company’s outlook for components of 2007 revenue.

Components of Total Revenue (GAAP)

($’s in millions)	2005 Actual	2006 Actual	2007 Outlook Range
Net local, national and political ad revenue	$642.2	$702.3	$667.0	$685.0
Net digital media revenue	0.3	15.5	21.0	24.0
Retransmission consent revenue	6.8	17.9	18.0	20.0
Network compensation	19.1	9.8	9.0	9.0
Other	38.5	39.9	39.0	40.0
Total Net Revenue	$706.9	$785.4	$754.0	$778.0

To better illustrate the cyclical pattern of political and Olympics advertising revenue, the Company is providing a four-year history in the following table:

Cyclicality of Political and Olympic Net Revenue

($’s in millions)

Net Political Revenue	2003	2004	2005	2006
First Quarter	$0.6	$10.1	$0.7	$2.1
Second Quarter	2.7	12.0	2.3	12.9
Third Quarter	5.5	22.1	2.4	23.4
Fourth Quarter	9.3	42.5	6.9	49.6
Full Year	$18.1	$86.7	$12.3	$88.0

Net Olympic Revenue	$0.0	$19.7	$0.0	$17.0

Following is the Company’s outlook for the Company’s expenses and expenditures in 2007.

2007 Expense and Expenditures Outlook (GAAP)

($’s in millions)	Actual 2005	Actual 2006	Outlook 2007
Salaries, Benefits and Other Operating Expenses (SB&O)
SB&O, excluding digital media and stock-based compensation expenses	$364.4	$383.7	$394.2
Digital media expense	—	10.1	15.4
Stock-based compensation expense	—	3.8	4.0
Total Salaries, Benefits and Other Operating Expenses	$364.4	$397.6	$413.6

Amortization of Program Rights	$60.9	$68.6	$75.7

Program Payments	$64.1	$67.8	$73.9

Depreciation & Amortization	$51.7	$59.2	$56.9

Corporate G&A
Corporate G&A, excluding stock-based compensation expense	$23.1	$27.6	$29.2
Stock-based compensation expense	—	3.7	4.0
Total Corporate G&A	$23.1	$31.3	$33.2

Interest Expense, net	$63.4	$59.9	$60.8

Interest Expense, net - Capital Trust	$9.8	$9.8	$9.8

Equity in (Income) loss of Affiliates, net of tax	$(1.4)	$(0.5)	$1.0

Effective Tax Rate	3.0%	37.3%	39.5%

Capital Expenditures	$35.8	$64.2	$60.0

Supplemental Information

Salaries Benefits and Other Operating Expense: For the fourth quarter of 2006, SB&O expense increased $12.5 million or 13.7% compared to fourth-quarter 2005, due primarily to higher compensation, pension and employee benefits expense, higher digital media expense, stock-based compensation expense, and the addition of WKCF operating expenses.  For the year, SB&O expense increased $33.2 million or 9%, largely due to the aforementioned items.   For 2007, SB&O is projected to increase 4% due in part to the inclusion of a full year of WKCF expenses and increased digital media expense.

Amortization of Program Rights: For the quarter and full year 2006, amortization of program rights increased due to the renewal of certain popular shows at higher rates and the addition of WKCF program expense.  For 2007, amortization of program rights is expected to increase 10.0%, to approximately $75.7 million, due mainly to the addition of WKCF program expense.

Program Payments: Program payments, which also increased in the fourth quarter of 2006, are expected to increase approximately 9.0%, to $73.9 million for full year 2007, reflecting the addition of WKCF and certain program renewals.

Depreciation and amortization: Depreciation and amortization (“D&A”) grew 1.5% for the quarter and 14% for the year due in part to the acquisition of WKCF and the accelerated depreciation of certain analog equipment arising from the government-mandated digital conversion deadline of February 17, 2009.  For 2007, D&A is expected to decline approximately 4.0%, to approximately $56.9 million.

Corporate general and administrative expense: For the full year 2006, corporate and administrative expense grew to $31.3 million reflecting the addition of stock-based compensation, and salaries and incentive costs, a portion of which is related to our investment in our digital media initiative.  In 2007, corporate and administrative expense is expected to increase to approximately $33.2 million, inclusive of approximately $4.0 million of stock-based compensation expense.

Equity in (income) loss of affiliates, net of tax: In 2006, equity in (income) of affiliates, net of tax, reflected income of $484,000, compared to income of $1.4 million in 2005.  For 2007, the Company projects a loss of approximately $1.0 million, which reflects losses from a start-up venture, offset by income generated by an established affiliate.

The effective tax rate: For the full year 2006, the tax rate was 37.3% as compared to 3.0% in 2005, which gave effect to $37.4 million of tax benefits resulting from the settlement of an IRS examination and a change in Ohio state tax law.  In 2007, the effective tax rate is expected to be 39.5%.

Cash and Total Debt: At December 31, 2006, the Company had $19 million of cash on hand and total debt of $867 million, and has $400 million available under its existing credit facility.   The Company has sufficient liquidity to fund payment of the $125 million of 7% bonds maturing in November 2007 and the second annual $90 million principal payment of its private-placement debt in December 2007.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Website, www.hearstargyle.com, in the Investor Relations section.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 12 digital weather channels.  Hearst Corporation owns approximately 74% of Hearst-Argyle’s total outstanding common stock.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006 (1)	2005 (1)	2004 (1)	2006 (1)	2005 (1)	2004 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$234,428	$191,978	$221,046	$785,402	$706,883	$779,879

Station operating expenses:
Salaries, benefits and other operating costs	103,587	91,089	94,426	397,604	364,421	355,641
Amortization of program rights	19,567	15,262	18,362	68,601	60,912	63,843
Depreciation and amortization	13,057	12,867	13,061	59,161	51,728	50,376
Impairment Loss	—	29,235			29,235	—
Corporate, general and administrative expenses	8,497	5,590	7,518	31,261	23,149	25,268
Operating income	89,720	37,935	87,679	228,775	177,438	284,751

Interest expense	17,161	17,727	16,193	66,103	66,777	65,445
Interest income	(1,248)	(1,228)	(716)	(6,229)	(3,402)	(1,715)
Interest expense, net - Capital Trust	2,438	2,438	7,425	9,750	9,750	18,675
Other expense		2,500	1,200	2,501	2,500	3,700

Income before income taxes	71,369	16,498	63,577	156,650	101,813	198,646

Income tax expense	27,602	7,165	24,262	58,410	3,012	75,724
Equity in (income) of affiliates, net of tax (3)	(381)	(517)	(299)	(483)	(1,416)	(1,020)
Net income	44,148	9,850	39,614	98,723	100,217	123,942

Less preferred stock dividends	—	—	251	—	2	1,067
Income applicable to common stockholders	$44,148	$9,850	$39,363	$98,723	$100,215	$122,875

Income per common share, basic.	$0.48	$0.11	$0.42	$1.06	$1.08	$1.32
Number of common shares used in the calculation	92,871	92,777	$92,788	92,745	92,826	92,928

Income per common share, diluted	$0.46	$0.11	$0.41	$1.06	$1.08	$1.30
Number of common shares used in the calculation (4)	98,971	93,076	101,210	93,353	93,211	101,406

Dividends per common share declared	$0.07	$0.07	$0.07	$0.28	$0.28	$0.25

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$160,809	$169,146	$161,445	$614,257	$629,837	$621,805
Net digital media revenue	5,286	130	—	15,513	335	—
Net political revenue	49,550	6,902	42,543	88,040	12,393	86,733
Network compensation	2,942	4,815	7,086	9,810	19,087	28,980
Retransmission consent revenue	4,557	1,542	555	17,908	6,765	1,822
Other revenues	11,284	9,443	9,417	39,874	38,466	40,539
Stock based compensation expense	1,812	—	—	7,576	—	—

Net cash provided by operating activities	$46,102	$31,232	$52,988	$200,384	$128,730	$193,631
Program payments	$19,000	$16,637	$16,399	$67,817	$64,104	$62,247
Capital expenditures	$25,941	$11,133	$10,599	$64,229	$35,839	$36,380
Cash paid for income taxes, net of refunds (5)	$11,862	$4,153	$18,245	$38,518	$39,892	$59,318

Cash				$18,610	$120,065	$92,208
Total debt				$867,170	$867,217	$882,401
Note payable to Capital Trust				$134,021	$134,021	$134,021
Common shares outstanding, net of treasury shares.				93,189	92,652	92,855

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA (A)	$102,777	$80,037	$100,740	$287,936	$258,401	$335,127
Free cash flow	$20,161	$20,099	$42,389	$136,155	$92,891	$157,251

(*)            See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

(A)         Current year periods include stock based compensation expense.

Notes to Consolidated Statements of Income

(1)  Results of operations for the years ended December 31, 2006, 2005 and 2004 include (i) the results of our 24 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; (ii) the results of operations of WKCF-TV, after our acquisition of the station, on August 31, 2006; and (iii) the results of operations of WMTW-TV, after our acquisition of the station, on July 1, 2004.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of (i) Internet Broadcasting and (ii) Ripe Digital Entertainment and other investments. Prior year amounts have been reclassed to conform to current year presentation.

(4)  Common shares used in the calculation of diluted EPS for the three months ended December 31, 2006 include 5,128,205 shares of Series A common stock to be issued upon the conversion of 2,600,000 shares of 7.5% Series B Preferred Securities. The number of common shares used in the calculation of diluted EPS for the three and twelve months ended December 31, 2004, includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities.  For all other periods presented, diluted shares do not include 5,128,205 common shares underlying the Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

(5)  Cash paid for income taxes is presented net of tax refunds received by the Company.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•                  Interest expense, Interest income and Interest expense, net — Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in income of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other income and expense, and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	2004	2006	2005	2004
	(In thousands)			(In thousands)

Net income	$44,148	$9,850	$39,614	$98,723	$100,217	$123,942
Add: Income taxes	27,602	7,165	24,262	58,410	3,012	75,724
Add: Equity in (income) loss of affiliates, net of tax	(381)	(517)	(299)	(483)	(1,416)	(1,020)
Add: Interest expense, net - Capital Trust	2,438	2,438	7,425	9,750	9,750	18,675
Add: Interest expense	17,161	17,727	16,193	66,103	66,777	65,445
Less: Interest Income	(1,248)	(1,228)	(716)	(6,229)	(3,402)	(1,715)
Add: Other expense	—	2,500	1,200	2,501	2,500	3,700
Operating income	89,720	37,935	87,679	228,775	177,438	284,751
Add: Depreciation and amortization	13,057	12,867	13,061	59,161	51,728	50,376
Add: Impairment loss	—	29,235	—	—	29,235	—
Adjusted EBITDA	$102,777	$80,037	$100,740	$287,936	$258,401	$335,127

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	2004	2006	2005	2004
	(In thousands)			(In thousands)

Net cash flow provided by operating activities	$46,102	$31,232	$52,988	$200,384	$128,730	$193,631
Less capital expenditures	25,941	11,133	10,599	64,229	35,839	36,380
Free cash flow.	$20,161	$20,099	$42,389	$136,155	$92,891	$157,251

Contact:

Harry T. Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@hearst.com

Investor Relations:

Thomas W. Campo

(212) 887-6827

tcampo@hearst.com